Exhibit 10.2
SEVERANCE AGREEMENT
     THIS AMENDED AND RESTATED SEVERANCE AGREEMENT (this “Agreement”) is made and entered into as of the 28th day of March, 2008 (the “Effective Date”), by and between FSI International, Inc., a Minnesota corporation (hereinafter “FSI”), and Benno G. Sand currently an officer and employee of FSI (hereinafter “Employee”).
RECITALS
     FSI and Employee are parties to a Separation Agreement dated March 14, 2001 (the “Prior Agreement”), which the parties desire to amend and restate in its entirety with this Agreement.
     FSI and Employee are parties to an Amended and Restated Management Agreement of even date herewith (the “Management Agreement”).
     In October 2004, the American Jobs Creation Act of 2004 (the “Act”) was enacted, Section 885 of which Act added new provisions to the Internal Revenue Code pertaining to deferred compensation.
     The Treasury Department has issued final regulations regarding the deferred compensation provisions of the Act, which permit service providers and service recipients a transition period to modify existing deferred compensation arrangements to bring them into compliance with the Act.
     The parties agree that it is in their mutual best interests to modify, amend and clarify the terms and conditions of the Prior Agreement, as set forth in this Agreement and that certain Management Agreement of even date herewith, with the full intention of complying with the Act so as to avoid the excise taxes and penalties imposed under the Act.
     NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements of FSI and Employee set forth below, FSI and Employee, intending to be legally bound, agree as follows:
DEFINITIONS
     Specific terms used in this Agreement have the following meanings:
     A. “Base Annual Salary” shall mean the highest annual rate of the Employee’s base salary with the Company during the twelve (12) months preceding the date of termination of the Employee’s employment with the Company (without reduction for any salary reduction or other deferral contribution to any employee benefit plan sponsored by the Company).
     B. “Cause” shall mean and be limited to, (i) willful and gross neglect of duties by the Employee or (ii) an act or acts committed by the Employee constituting a felony under United States federal or applicable state law and substantially detrimental to the Company or any

Subsidiary or the reputation of the Company or any Subsidiary, so long as Employee is given written notice thereof and fails to promptly cure (if such “Cause” can be cured) and subsequently there is a determination by a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board at a meeting thereof called and held for such purpose (after reasonable notice is provided to the Employee and the Employee is given an opportunity to be heard before the Board) finding that in the good faith opinion of the Board the Employee is guilty of the conduct described above in (i) or (ii).
     C. “Company” means, separately and collectively, FSI and any entity in which FSI has an ownership interest, directly or indirectly, of at least twenty percent (20%) of the outstanding shares of such entity.
     D. “Competing Product” means,
          a. for the period which Employee is an employee of the Company, any product or service that competes with or will compete with any product, product line, or service that is sold, marketed, produced, distributed, leased, or under development by the Company with respect to which Employee performed services of any kind or nature during the twenty-four (24) month period ending on the date of the conduct at issue; and
          b. for the period after Employee’s employment with the Company has ended, any product or service that competes with or will compete with any product, product line, or service that is sold, marketed, produced, distributed, leased, or under development by the Company with respect to which Employee performed services of any kind or nature during the twenty-four (24) month period ending on the date Employee’s employment with the Company ends.
     E. “Confidential Information” means certain proprietary information maintained in confidence by the Company as intellectual property, trade secrets, or otherwise, including but not limited to information relating to (i) the Company’s finances, processes, products, services, research, and development, and (ii) its manufacturing, purchasing, accounting, engineering, designing, marketing, merchandising, selling, distributing, leasing, and servicing systems and techniques; it also includes plans or proposals with regard to any of the foregoing, whether implemented or not. All information originated by Employee, or disclosed to Employee, or to which Employee otherwise gains access, during the period of Employee’s employment with the Company that the Employee has reason to believe is Confidential Information, or that is characterized or treated by the Company as being Confidential Information, or that would be of economic value to a third party, shall be presumed to be Confidential Information.
     F. “Customer” means any firm, person, corporation, or other entity
          a. to whom or to which the Company has sold, distributed, or leased its products or services, or
          b. whom or which the Company has solicited for sales, distribution, or leasing of its products or services,

whether directly or indirectly, and whether by or through employees of the Company or through its affiliated sales organizations.
     G. “Customer Information” means information relating to Customers’ operations, processes, products, and research and development and to Customers’ manufacturing, purchasing, and engineering systems and techniques.
     H. “Restricted Country” means any nation or country in which the Company had Customers, had business operations, or otherwise did business, directly or indirectly, in the twenty-four (24) month period ending on the Termination Date.
     I. “Term” means the period of Employee’s employment with the under this Agreement commencing on the Effective Date and continuing until March 28, 2009 (the “Original Term”), unless earlier terminated pursuant to Section 10 of this Agreement, and for successive one-year periods thereafter (each an “Extended Term”), unless earlier terminated pursuant to Section 10 of this Agreement; except that either party may give written notice of at least 90 days prior to the expiration of the Original Term or the Extended Term then in effect that such party elects not to extend the term of this Agreement.
     J. “Termination Date” means the date on which Employee’s termination of employment with the Company is effective. For purposes of Sections 4 and 5 of this Agreement only, the Termination Date shall mean the date on which a “separation from service” has occurred for purposes of Section 409A of the Internal Revenue Code and the regulations and guidance thereunder (the “Code”).
Terms not specifically defined will be interpreted in light of the context in which they appear.
AGREEMENT
In consideration of his employment by FSI, and the wages, salary, and employee benefits to be provided to Employee by FSI, Employee and FSI hereby agree as follows:
     1. Employee acknowledges and agrees:
          a. That in the course of his employment with the Company during and after the Term, Employee may have access to Confidential Information; that the Company has developed and established and will continue to develop and establish a valuable and extensive trade in its products and services; and that the Company would suffer great loss and irreparable injury if Employee were to disclose any of the Confidential Information, or use it in the solicitation of Customers or use it to compete with the Company.
          b. That in the course of his employment with the Company during and after the Term, Employee may have access to Customer Information; that Customer Information obtained by Employee during the course of his employment with the Company is a valuable asset of the Company; and that the Company would suffer great loss and irreparable injury if Employee were to use Customer Information in the solicitation of Customers or to otherwise compete with the Company.

     2. a. During his employment with the Company both during and after the Term, and at all times thereafter, Employee shall maintain in strictest confidence and shall not, without FSI’s express advance written consent, directly or indirectly (whether through written or printed materials, electronic media, or oral communications, and whether Employee’s source of information is written or printed materials, electronic media, oral communications, or his own memory),
               (i) copy, or
               (ii) transmit, publish, communicate, or otherwise disclose or make available, or permit or cause to be transmitted, published, communicated or otherwise disclosed or made available, to any other firm, person, corporation or other entity, or
               (iii) use as owner, director, officer, manager, trustee, partner, employee, independent contractor, agent, or consultant in any business venture or other enterprise or endeavor, any Confidential Information or Customer Information.
          b. An exception to the provisions of Paragraph 2(a), above, is that in the scope and course of his employment with FSI, Employee may, in furtherance of the Company’s business interests, communicate Confidential Information or Customer Information to other responsible Company personnel, Customers, and other persons or entities with whom or which the Company has dealings, who have a need to know such information.
     3. During Employee’s employment with the Company during and after the Term and for a period of one (1) year following termination of Employee’s employment, whether voluntary or involuntary, and whether before or after expiration of the Term:
          a. Employee will inform any new employer, prior to accepting employment, of the existence of this Agreement and provide such employer with a copy of this Agreement.
          b. (i) Except for ownership of one percent (1%) or less of the shares of any company listed on a national or regional stock exchange, Employee will not own any shares of stock or other ownership interest, either directly or indirectly, or serve as a director, officer, manager, trustee, partner, employee, independent contractor, agent, or consultant, or otherwise become active or involved in the management, operation, or representation of a business or other enterprise that is engaged in or about to engage in selling, marketing, producing, distributing, leasing, designing, or developing a Competing Product in any Restricted Country.
               (ii) Notwithstanding the provisions of Subparagraph b(i), Employee may accept employment with a business organization that is engaged or about to engage in selling, marketing, producing, distributing, leasing, or developing a Competing Product in a Restricted Country if (x) such business organization is diversified to the extent that it has significant operations other than that portion of the business organization that is engaged or about to engage in selling, marketing, producing, distributing, leasing, or developing a Competing Product; (y) during the entire one year period following termination of employment with the Company, such Employee will be rendering services to that portion of the business organization that is not engaged or about to engage in selling, marketing, producing, distributing, leasing, or developing a Competing Product; and (z) prior to acceptance of employment by Employee with such business organization, separate written assurances satisfactory to FSI shall be received and accepted by FSI from both the Employee and the business organization, in each case stating that during the entire one year period following termination of employment with the Company, Employee will not be rendering services to any portion of the business organization that, directly or indirectly, is engaged or about to engage in selling, marketing, producing, distributing, leasing, designing, or developing a Competing Product.
          c. Employee will not, on behalf of himself or any other person or entity, directly or indirectly sell, distribute, or lease a Competing Product to, or solicit sales, distribution, or leasing of a Competing Product to, any Customer with whom Employee communicated, whether in person, through written or printed materials, or by telephone, electronic mail, or other form of electronic transmission, during the twenty-four (24) month period ending on the effective date of the termination of Employee’s employment with the Company. This Paragraph 3(c) shall not be interpreted to limit or restrict in any way the commitments of Employee set forth in Paragraph 3(b), above.
          d. Employee will not, directly or indirectly, persuade, encourage, or entice, or attempt to persuade, encourage or entice: employees of the Company to terminate their employment relationship with the Company; manufacturers or suppliers to adversely alter or modify, or to discontinue, their relationship with the Company unless at the written request of FSI’s President or Chief Financial Officer; or Customers to discontinue purchasing from the Company.
     4. After termination of Employee’s employment with FSI prior to the expiration of the Term for any reason, Employee will conscientiously and diligently seek other employment; and, if Employee is unable to obtain employment consistent with his abilities and education solely because of the provisions of Section 3 above, then FSI shall make income maintenance payments to Employee, subject to the terms and conditions set forth below:
          a. Income Maintenance Amount. “Income Maintenance Amount” shall mean an amount equal to 75% of the average monthly base pay that Employee received during the twenty-four (24)-month period ending on the last day of the month preceding the Termination Date, exclusive of bonuses and commissions.
          b. Time and Form of Payment. Subject to the limitations of Paragraph 4(d), below:
               (i) On the first regularly scheduled payroll date of FSI in the seventh month after the Termination Date, FSI shall make a lump sum payment to Employee equal to six times the Income Maintenance Amount, provided that Employee has not breached his obligations under Section 3 of this Agreement; and
               (ii) Thereafter, FSI shall pay Employee an amount equal to the Income Maintenance Amount each month for the next six months, pursuant to FSI’s normal payroll practices and procedures, provided that Employee has not breached his obligations under Section 3 of this Agreement.
Amounts payable under Subparagraphs 4(b)(i) and 4(b)(ii) shall not exceed a total of twelve (12) times the Income Maintenance Amount and shall be payable no later than the twelfth month following the month in which the Termination Date occurs.
          c. Notwithstanding the provisions of Paragraph 4(b) above, FSI’s obligation to make Income Maintenance payments under this Agreement shall immediately cease, and Employee shall have no right to any further payments under this Section 4, if:
               (i) Employee breaches his obligations under Section 3 of this Agreement;
               (ii) Employee fails to provide verification of his efforts to seek employment as required by Paragraph 4(d) below;
               (iii) FSI reasonably and in good faith concludes that Employee has not conscientiously and diligently sought other employment for any month for which he seeks payment of the Income Maintenance Amount;
               (iv) FSI gives written notice to Employee by FSI’s Chief Financial Officer providing Employee with written permission to accept available employment or giving Employee a written release from the obligations of Section 3 above; or
               (v) Employee obtains employment consistent with provisions of this Agreement.
Employee shall promptly give written notice of employment under Paragraph 4(c)(v) to FSI. If the condition set forth in Paragraph 4(c)(i) occurs before the first regularly scheduled payroll date of FSI in the seventh month following the Termination Date, then Employee shall not be entitled to any payments under Paragraph 4(b)(i) or Paragraph 4(b)(ii). If any of the conditions 4(c)(ii) through 4(c)(v) occurs before the first regularly scheduled payroll date of FSI in the seventh month following the Termination Date, then: (A) Employee shall still be entitled to a lump sum payment under Paragraph 4(b)(i), but for purposes of determining the amount of the lump sum payment, the Income Maintenance Amount may be multiplied only by the number of months that preceded the occurrence of the condition, and (B) Employee shall not be entitled to any payments under Paragraph 4(b)(ii).
          d. Verification by Employee. Employee shall, during each month of unemployment for which Employee claims payment of the Income Maintenance Amount, give FSI a detailed written account of Employee’s efforts to obtain employment, including a written description of all companies, business organizations, or other entities contacted by Employee and the dates thereof, the positions applied for (including a description of the responsibilities relating thereto) and the anticipated salaries relating thereto, and the persons with whom such contacts were made and the results of such contacts including but not limited to any offers of employment extended to Employee. Such written account shall also include a statement by Employee that, although Employee conscientiously and diligently sought employment, Employee was unable to obtain employment solely because of the provisions of Section 3 of this Agreement.
          e. Employee shall be bound by the provisions of Section 3, unless FSI breaches its obligations under this Section 4.
     5. If Employee’s employment is terminated by the Company prior to the expiration of the Term for reasons other than Cause or Employee’s death or disability, or if Employee resigns prior to the expiration of the Term after giving FSI at least ninety (90) days’ written notice, and provided that the termination or resignation does not occur within the Transition Period as defined by the Management Agreement, then FSI shall pay Employee an amount equal to his Base Annual Salary (the “Severance Pay”), subject to the following terms and conditions:
          a. Timing. Subject to the conditions of Paragraph 5(b), FSI shall pay Employee an amount equal to six months of Employee’s Base Annual Salary, payable in a lump sum on the first regularly scheduled payroll date of FSI that occurs after the first day of the seventh month following the Termination Date. Commencing on the next regularly scheduled payroll date and continuing for six months thereafter, FSI shall pay an amount equal to six months of Employee’s Base Annual Salary in accordance with FSI’s regular payroll schedule at the Base Annual Salary rate. Any such payments made pursuant to this Paragraph 5(a) shall be made at Employee’s last known address. The Company and Employee intend the payments under this Section 5 to be deferred compensation payable in compliance with the requirements of Section 409A of the Code.
          b. Release Requirement. Notwithstanding any other provisions of this Agreement, FSI shall not be obligated to make any payments under this Section 5 unless Employee has signed and not rescinded a release of claims in favor of the Company and its affiliates and its and their employees, directors, officers, insurers, and agents in a form to be prescribed by FSI, all applicable consideration periods and rescission periods provided by law shall have expired and Employee is in strict compliance with the terms of this Agreement as of the dates of the payments.
     6. If Employee’s employment is terminated prior to the expiration of the Term due to Employee’s death, then FSI shall pay to Employee’s legal representative an amount equal to his Base Annual Salary, payable in accordance with FSI’s regular payroll schedule, at the Base Annual Salary payroll rate, commencing on the first regularly scheduled payroll date after Employee’s death and continuing for twelve (12) months.
     7. Employee hereby agrees to assign (and hereby does assign) to FSI all of Employee’s right, title and interest to all discoveries, improvements, processes, concepts, analyses, evaluations, methods, formulas, techniques and ideas (whether or not shown or described in writing or reduced to practice) and works of authorship, including any products, designs, studies and/or services derived therefrom, whether or not patentable or copyrightable, and including any applications for Letters Patent and to Letters Patent granted, including foreign Letters Patent,

               (i) which, at the time of conception or reduction to practice, relate directly to FSI’s business or to FSI’s actual or demonstrably anticipated research and development, or
               (ii) which result from any work performed by Employee for FSI, or
               (iii) for which equipment, supplies, facilities, or trade secret information of FSI is used, or
               (iv) which are developed on FSI time (hereinafter “Inventions”).
Employee also hereby agrees to apply, at FSI’s request and expense, for the United States and any foreign Letters Patent, or copyright, either in Employee’s name or otherwise as FSI shall determine, relating to all such Inventions. Employee agrees to promptly and fully disclose and describe all Inventions to FSI and to keep accurate, complete and timely records of such Inventions, such records to be the property of FSI and to be retained on its premises. Employee further agrees to notify FSI promptly, in writing, of any application for United States or foreign Letters Patent or copyright filed by him on his behalf, as inventor, co-inventor, author, or co-author, within twelve months following termination of Employee’s employment with FSI, whether such termination is voluntary or involuntary, and whether or not such termination occurs before or after expiration of the Term. Such written notification shall include a description of the work that is the subject of the application that is sufficient to allow FSI to determine whether it has any property interest in the work. Failure to so notify FSI will create a presumption that the work that is the subject of the Letters Patent or copyright is the property of FSI. FSI agrees to maintain in confidence information supplied by Employee pursuant to this Section 5, except that FSI reserves the right to disclose such information to the extent necessary to protect its interests pursuant to this Agreement. Nothing in this Section 5 shall apply to any Invention for which no equipment, supplies, facility or trade secret information of FSI was used and which was developed entirely on Employee’s own time, and (1) which does not relate at the time of conception or reduction to practice (a) directly to the business of FSI or (b) to FSI’s actual or demonstrably anticipated research and development, or (2) which does not result from any work performed for FSI.
     8. Except as listed at the end of this Agreement in Exhibit A, Employee will not assert any rights under any Inventions as having been made, authored, or acquired by Employee prior to his being employed by FSI.
     9. Upon termination of his employment with FSI and upon termination of any subsequent employment with the Company, whether before or after expiration of the Term, Employee agrees to deliver promptly to FSI or its designee all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, photographs, videotapes, audio tapes, computer disks or other form of computer storage, and calculations or copies thereof, whether in written or printed materials or electronic media of any kind or nature, which are the property of the Company or which relate in any way to the business, products, practices, or techniques of the Company and all other property, Confidential Information, and Customer Information including, but not limited to, all documents and electronic media which in whole or in part contain any Confidential Information or Customer Information, whether or not constituting intellectual property or trade secrets, which in any of these cases are in his possession or under his control. Employee shall be permitted to retain personal correspondence, documents and items which contain no Confidential Information or Customer Information; prior to removing any such personal materials, Employee will review them with a representative designated by FSI.
     10. Employee’s employment is at-will. Either the Employee or FSI may terminate Employee’s employment at any time for any reason, with or without notice and with or without cause. Neither this Agreement, in whole or in part, nor any action taken hereunder shall be construed as giving Employee any right to be retained in the employ of the Company for any particular period of time nor shall it otherwise limit FSI’s right to terminate the employment of Employee at any time, with or without cause or reason, or the Employee’s right to resign.
     11. During his employment with the Company both during and after the Term, and at all times thereafter, Employee will not malign, defame or disparage the reputation, character, image, products or services of the Company, or the reputation or character of the Company’s directors, officers, employees or agents.
     12. Employee specifically acknowledges and agrees that the terms and conditions of the above restrictive covenants are reasonable and necessary for the protection of FSI’s business, Confidential Information, and Customer Information, whether or not characterized as intellectual property or trade secrets, and to prevent damage or loss to FSI as a result of any action taken by Employee.
     13. Employee hereby acknowledges and agrees that any breach by Employee of the foregoing provisions may cause FSI irreparable injury for which there is no adequate remedy at law. Therefore, Employee expressly agrees that FSI shall be entitled, in addition to any other remedies available, to injunctive and/or other equitable relief to require specific performance or prevent a breach under the provisions of this Agreement. Employee further agrees that any delay by the Company in assertion of a right under this Agreement, or any failure by the Company to assert a right under this Agreement, does not constitute a waiver by the Company of any right hereunder, and the Company may subsequently assert any or all of its rights hereunder as if the delay or failure to assert rights had not occurred.
     14. In the event that any portion of this Agreement may be held to be invalid or unenforceable for any reason, it is hereby agreed that said invalidity or unenforceability shall not affect the other portions of this Agreement and that the remaining terms and conditions or portions hereof shall remain in full force and effect and any court of competent jurisdiction may so modify the objectionable provision as to make it valid, reasonable, and enforceable.
     15. No rights or obligations of Employee or FSI hereunder may be assigned, pledged, disposed of or transferred by such party to any other person or entity without the prior written consent of the other party, except that FSI may, without the consent of Employee, assign its rights and obligations under this Agreement to the Company or to any corporation or other business entity (i) with which FSI may merge or consolidate, or (ii) to which the Company may sell or transfer all or substantially all of its assets or capital stock. This Agreement shall be binding upon and shall be enforceable by the parties hereto and their respective, permitted successors and assignees. This Agreement shall be governed by the laws of the State of Minnesota.
     16. Except for the Management Agreement, this Agreement supersedes any previous agreement, written or oral, between FSI and Employee relating to the same subject matter, including without limitation the Prior Agreement. This Agreement may be otherwise amended or terminated only by a subsequent agreement in writing signed by Employee and a director of FSI.
     17. The parties acknowledge and agree that certain provisions of this Agreement, including but not limited to, Sections 2, 3, 4, 7, 8, and 9, impose obligations that according to their terms survive termination of Employee’s employment. All such provisions shall survive termination of Employee’s employment.
     18. Notices. All notices, requests and demands given to or made pursuant hereto shall be in writing and shall be delivered or mailed to any such party at its address which:
          A. In the case of the Company shall be:
FSI International, Inc.
3455 Lyman Boulevard
Chaska, Minnesota 55318
Attention: Chief Financial Officer
          B. In the case of the Employee shall be:
Benno G. Sand
FSI International, Inc.
3455 Lyman Boulevard
Chaska, Minnesota 55318
Either party may, by notice hereunder, designate a changed address. Any notice, if mailed properly addressed, postage prepaid, registered or certified mail, shall be deemed to have been given on the registered date or that date stamped on the certified mail receipt.
     19. This Agreement is intended to satisfy, or be exempt from, the requirements of Section 409A(a)(2), (3), and (4) of the Code, including current and future guidance and regulations interpreting such provisions, and should be interpreted accordingly.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first-above written.

FSI INTERNATIONAL, INC.		EMPLOYEE

By:	/s/ Donald S. Mitchell	/s/ Benno G. Sand
	Donald S. Mitchell	Benno G. Sand
Its:	Chief Executive Officer

EXHIBIT A
     The following are inventions or ideas, not covered by Section 5, in which I have any right, title or interest, and which were previously conceived either wholly or in part by me. If there are none, please indicate that below.
(Do not disclose any information you regard as being confidential. Please provide in this space, pursuant to Section 5 above, a brief description of the product or process, plus a list of source documents, such as patents, patent applications, drawings, or written descriptions, identified by title, number and date. Attach a separate sheet if necessary.)

/s/ Benno G. Sand
Employee Signature